Exhibit 99.1
www.pplnewsroom.com

Contact: Dan McCarthy, 610-774-5758

PPL Chairman and CEO to Retire March 31;
Spence Named CEO

ALLENTOWN, Pa. (Nov. 17, 2011) – PPL Corporation (NYSE: PPL) announced Thursday (11/17) that James H. Miller, the company’s top executive since 2006, will retire on March 31, 2012.
PPL also announced that, effective immediately, William H. Spence, PPL president and chief operating officer, has been named chief executive officer of the $17 billion, multi-national company. Spence also has been elected to PPL’s board of directors.
Miller will continue to serve as chairman of the board until his retirement in 2012, when he will leave the board.
“Jim Miller has done a masterful job not only in steering PPL through the very choppy waters of unprecedented volatility in wholesale energy markets, but also in repositioning the company for sustained, long-term success,” said John W. Conway, the lead director of the PPL Corporation board.
Miller, 63, served as chairman, president and chief executive officer of PPL from October of 2006 until July of this year when Spence was named president of the corporation.
“PPL has a much larger, stronger foundation for future growth as the result of Jim Miller’s tenure. There has been particularly impressive progress in the last two years as the company transformed its business portfolio to one heavily weighted toward growing, rate-regulated businesses,” said Conway. “As a result of successful acquisitions in Kentucky and the United Kingdom, PPL’s shareowners are now benefiting from an asset base that has grown by 80 percent, annual revenues that are more than 40 percent higher and a market capitalization that has grown by more than 40 percent since the end of 2009.
“Jim has significantly contributed to PPL’s legacy of sound strategic thinking paired with the flexibility to take advantage of emergent opportunities,” said Conway. “Jim also strengthened PPL’s executive management team, notably recruiting Bill Spence, who came to the company as a proven leader, and has improved the company’s operational performance in addition to being instrumental in the Kentucky and United Kingdom acquisitions.
“We are very fortunate to have an executive with Bill’s insight, industry experience and leadership ability to carry on PPL’s decades-long reputation for excellent customer service and for creating shareowner value from a superior platform of assets,” said Conway.
Spence, 54, joined PPL in 2006 as chief operating officer, with responsibility for the operations of the company’s regulated utility operations in the U.S. and the United Kingdom, PPL’s competitive-market power plants in the Mid-Atlantic region and in Montana and the company’s energy marketing organization. He served in that role until being named president of the corporation earlier this year.
Spence came to PPL from Pepco Holdings Inc. in Washington, D.C., where he was president of Pepco’s $3 billion competitive generation and retail marketing businesses, which included Conectiv Energy and Pepco Energy Services.
He joined Delmarva Power in 1987 in the company’s regulated gas business, where he held various positions before being named vice president of trading for Delmarva Power in 1996. Spence also served as senior vice president of Conectiv before being named president of the combined competitive-market businesses after Conectiv’s merger with Pepco.
He holds a bachelor’s degree in petroleum and natural gas engineering from Penn State University and a master’s degree in business administration from Bentley College in Waltham, Mass. He also is a graduate of the Executive Development Program at the University of Pennsylvania and the Nuclear Technology Program of the Massachusetts Institute of Technology.
Spence serves on the boards of the National Nuclear Accrediting Board, the United Way of the Greater Lehigh Valley and the Delaware Museum of Natural History. He also is a member of the Electric Power Research Institute’s Research Advisory Council.
Before coming to PPL, Miller was executive vice president of USEC Inc., an international supplier of enriched uranium. Previously, he was president of two ABB Group subsidiaries: ABB Environmental Systems and ABB Resource Recovery Systems. He also served as president of the former UC Operating Services. He began his career in the electricity industry at the former Delmarva Power & Light Company.
Miller serves on the executive committee of the Edison Electric Institute and is a member of the boards of the Nuclear Energy Institute and Nuclear Electric Insurance Limited. He also serves on the board of directors of Crown Holdings, Inc. of Philadelphia, and Rayonier, Inc. of Jacksonville, Fla.
PPL Corporation, headquartered in Allentown, Pa., through its subsidiaries, owns or controls about 19,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom.

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